-------------------------------------
                                                       OMB APPROVAL
                                           -------------------------------------
                                           -------------------------------------
                                           OMB Number:            3235-0167
                                           Expires:       November 30, 2007
                                           Estimated average burden hours per
                                           response....................1.50

                                           -------------------------------------

SEC 2069(12-04)
MI-251437 v1 0950000-00102
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-50996

                       Connected Media Technologies, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            80 SW 8th St., Suite 2230, Miami, FL 33130 (786) 425-0028
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
--------------------------------------------------------------------------------
           (Title of each class of securities is covered by this Form)

                                      None
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    |_|             Rule 12h-3(b)(1)(i)       |_|
      Rule 12g-4(a)(1)(ii)   |_|             Rule 12h-3(b)(1)(ii)      |X|
      Rule 12g-4(a)(2)(i)    |_|             Rule 12h-3(b)(2)(i)       |_|
      Rule 12g-4(a)(2)(ii)   |_|             Rule 12h-3(b)(2)(ii)      |_|
                                             Rule 15d-6                |_|

      Approximate number of holders of record as of the certification or notice date: 346

      Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: October 29, 2007                  By:    /s/ Mr. Isidro Gonzalez
                                               ---------------------------------
                                        Name:  Mr. Isidro Gonzalez
                                        Title: President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

            --------------------------------------------------------------
            Persons who respond to the collection of information
            contained in this form are not required to respond unless
            the form displays a currently valid OMB control number.
            --------------------------------------------------------------